Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Investor Relations
(650) 454-2331	(650) 454-2648
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA ELECTS PAUL SANDMAN AND JOHN MCLAUGHLIN

TO ITS BOARD OF DIRECTORS

Redwood City, Calif., October 10, 2008 — PDL BioPharma, Inc. (Nasdaq: PDLI) today announced the election of Paul W. Sandman and John P. McLaughlin to the company’s board of directors.

“We anticipate that John and Paul will make valuable contributions to PDL’s strategy and operations, as PDL’s core asset post-separation will be the antibody humanization patents, and both have significant experience managing patent estates and patent litigation,” said Brad Goodwin, chairperson of PDL’s board of directors.  “Following the company’s planned separation of its biotechnology and royalty operations, they will both remain on the board of the royalty company and aid in the continued efforts to maximize the value of the antibody humanization patents and related assets and monetize these assets for our stockholders.”

Mr. Sandman served as Boston Scientific Corporation’s General Counsel for 14 years until his retirement in February.  Prior to joining Boston Scientific, he served as Senior Vice President, General Counsel and Secretary at Wang Laboratories for nine years.  Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

Mr. McLaughlin served as the Chief Executive Officer and a director of Anesiva, Inc. from 2000 to 2008. Prior to this, he was President of Tularik Inc., held positions at Genentech Inc. including Executive Vice President and General Counsel, and served as counsel to various subcommittees in the United States House of Representatives.  He co-founded and served as board chairman of Eyetech Pharmaceuticals Inc. He currently serves as a Director of Seattle Genetics, Inc. and co-founded and serves as a Director of Peak Surgical, Inc. McLaughlin received a B.A. in Government from the University of Notre Dame and a J.D. from the Catholic University of America.

About PDL BioPharma

PDL BioPharma, Inc. is a biotechnology company focused on the discovery and development of novel antibodies in oncology and immunologic diseases. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL.